Exhibit 10.2

CHANGE IN CONTROL AGREEMENT

BETWEEN QUANEX BUILDING PRODUCTS CORPORATION

AND GEORGE WILSON

THIS AGREEMENT between Quanex Building Products Corporation, a Delaware corporation (the “Company”), and George Wilson (the “Executive”) is effective as of the Effective Date (as defined herein).

W I T N E S S E T H:

WHEREAS, the Company considers it to be in the best interests of its stockholders to encourage the continued employment of certain key employees of the Company notwithstanding the possibility, threat or occurrence of a Change in Control of the Company (as that phrase is defined in Section 2); and

WHEREAS, the Executive is a key employee of the Company; and

WHEREAS, the Company believes that the possibility of the occurrence of a Change in Control of the Company may result in the termination by the Executive of the Executive’s employment by the Company or in the distraction of the Executive from the performance of his duties to the Company, in either case to the detriment of the Company and its stockholders; and

WHEREAS, the Company previously recognized that the Executive could suffer adverse financial and professional consequences if a Change in Control of the Company were to occur and entered into this Agreement to protect the Executive if a Change in Control of the Company occurs; and

WHEREAS, under current Internal Revenue Service guidance, the Agreement is subject to Section 409A of the Internal Revenue Code of 1986, as amended by the American Jobs Creation Act of 2004 (“Section 409A”);

NOW, THEREFORE, the parties agree, effective as stated above, as follows:

Section 1.    Other Employment Arrangements.

(a)    Except as specified below in this paragraph, this Agreement does not affect the Executive’s existing or future employment arrangements with the Company unless a Change in Control of the Company shall have occurred before the expiration of the term of this Agreement. The Executive’s employment with the Company shall continue to be governed by the Executive’s existing or future employment agreements with the Company, if any, or, in the absence of any employment agreement, shall continue to be at the will of the Board of Directors or, if the Executive is not an officer of the Company at the time of the termination of the Executive’s employment with the Company, the will of the Chief Executive Officer of the Company, except that if (i) a Change in Control of the Company shall have occurred before the expiration of the term of this Agreement, and (ii) the Executive’s employment with the Company is terminated (whether by the Executive or the Company or automatically as provided in Section 3) after the occurrence of that Change in Control of the Company, then the Executive shall be entitled to receive certain benefits as provided in this Agreement.

(b)    Notwithstanding anything contained in this Agreement to the contrary, if following the commencement of any discussion with a third person that ultimately results in a Change in Control of the Company, (i) the Executive’s employment with the Company is terminated, (ii) the Executive is removed from any material duties or position with the Company, (iii) the Executive’s Base Salary is reduced, or (iv) the Executive’s annual bonus is reduced to an amount less than the Benchmark Bonus, then for all purposes of this Agreement, such Change in Control of the Company shall be deemed to have occurred on the date immediately prior to the date of such termination, removal, or reduction.

(c)    Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice of or provided by the Company or any of its Affiliates and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its Affiliates. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, program, policy or practice of or provided by, or any contract or agreement with, the Company or any of its Affiliates at or subsequent to the date of termination of the Executive’s employment with the Company shall be payable or otherwise provided in accordance with such plan, program, policy or practice or contract or agreement except as explicitly modified by this Agreement.

Section 2.    Change in Control of the Company. For purposes of this Agreement, a “Change in Control of the Company” shall mean the occurrence of any of the following after the Effective Date:

(a)    the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “ Covered Person”) of beneficial ownership (within the meaning of rule 13d-3 promulgated under the Exchange Act) of 20 percent or more of either (i) the then outstanding shares of the common stock of the Company (the “Outstanding Company Common Stock”), or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a) of this Section 2, the following acquisitions shall not constitute a Change in Control of the Company: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2; or

(b)    individuals who, as of the Effective Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Covered Person other than the Board; or

(c)    the consummation of (xx) a reorganization, merger, consolidation or sale of the Company, or (yy) a disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, direct or indirectly, more than 80 percent of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding

Company Voting Securities, as the case may be, (ii) no Covered Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20 percent or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination, were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

(d)    the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Section 3.    Term of This Agreement. The term of this Agreement shall begin on the Effective Date and, unless automatically extended pursuant to the second sentence of this Section 3, shall expire on the first to occur of:

(i)    the Executive’s death or the Executive’s Disability, which events shall also be deemed automatically to terminate Executive’s employment by the Company;

(ii)    the termination by the Executive or the Company of the Executive’s employment by the Company; or

(iii)    the end of the last day (the “Expiration Date”) of:

(1)    the three-year period beginning on the Effective Date (or any period for which the term of this Agreement shall have been automatically extended pursuant to the second sentence of this Section 3) if no Change in Control of the Company shall have occurred during that three-year period (or any period for which the term of this Agreement shall have been automatically extended pursuant to the second sentence of this Section 3); or

(2)    if one or more Changes in Control of the Company shall have occurred during the three-year period beginning on the Effective Date (or any period for which the term of this Agreement shall have been automatically extended pursuant to the second sentence of this Section 3), the three-year period beginning on the date on which the last Change in Control of the Company occurred.

If (i) the term of this Agreement shall not have expired as a result of the occurrence of one of the events described in clause (i) or (ii) of the immediately preceding sentence, and (ii) the Company shall not have given notice to the Executive at least ninety (90) days before the Expiration Date that the term of this Agreement will expire on the Expiration Date, then the term of this Agreement shall be automatically extended for successive one-year periods (the first such period to begin on the day immediately following the Expiration Date) unless the Company shall have given notice to the Executive at least ninety (90) days before the end of any one-year period for which the term of this Agreement shall have been automatically extended that such term will expire at the end of that one-year period. The expiration of the term of this Agreement shall not terminate this Agreement itself or affect the right of the Executive or the Executive’s legal representatives to enforce the payment of any amount or other benefit to which the Executive was entitled before the expiration of the term of this Agreement or to which the Executive became entitled as a result of the event (including the termination, whether by the Executive or the Company or automatically as provided in this Section 3, of the Executive’s employment by the Company) that caused the term of this Agreement to expire.

Section 4.    Event of Termination for Cause. An “Event of Termination for Cause”shall have occurred if, after a Change in Control of the Company, the Executive shall have committed:

(i)    gross negligence or willful misconduct in connection with his duties or in the course of his employment with the Company;

(ii)    an act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company;

(iii)    intentional wrongful damage to property of the Company;

(iv)    intentional wrongful disclosure of secret processes or confidential information of the Company; or

(v)    an act leading to a conviction of a felony or a misdemeanor involving moral turpitude.

For purposes of this Agreement, no act, or failure to act, on the part of the Executive shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated as a result of an “Event of Termination for Cause” hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board of Directors then in office at a meeting of the Board of Directors called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board of Directors), finding that, in the good faith opinion of the Board of Directors, the Executive had committed an act set forth above in this Section 4 and specifying the particulars thereof in detail. Nothing herein shall limit the right of the Executive or his legal representatives to contest the validity or propriety of any such determination.

Section 5.    An Event of Termination for Good Reason. An “Event of Termination for Good Reason” shall mean the occurrence of any of the following on or after a Change in Control of the Company:

(i)    the Company or the Successor assigns to the Executive any duties inconsistent with the Executive’s position (including offices, titles and reporting requirements), authority, duties or responsibilities with the Company in effect immediately before the occurrence of the first Change in Control of the Company or otherwise make any change in any such position, authority, duties or responsibilities;

(ii)    the Company or the Successor removes the Executive from, or fails to re-elect or appoint the Executive to, any duties or position with the Company that were assigned or held by the Executive immediately before the occurrence of the first Change in Control of the Company, except that a nominal change in the Executive’s title that is merely descriptive and does not affect rank or status shall not constitute such an event;

(iii)    the Company or the Successor takes any other action that results in a material diminution in such position, authority, duties or responsibilities or otherwise take any action that materially interferes therewith;

(iv)    the Company or the Successor reduces the Executive’s annual base salary as in effect immediately before the occurrence of the first Change in Control of the Company or as the Executive’s annual base salary may be increased from time to time after that occurrence (the “Base Salary”);

(v)    the Company or the Successor reduces the Executive’s annual target bonus (x) to an amount less than $450,000 at any time on or prior to the third anniversary of the Effective Date, or (y) to an amount less than the average of the two annual bonuses earned by such Executive with respect to the two preceding years at any time after the third anniversary of the Effective Date (the amount determined pursuant to clause (x) or (y), as applicable, is referred to herein as the “Benchmark Bonus”);

(vi)    the Company or the Successor relocates the Executive’s principal office outside of the portion of the metropolitan area of the City of Houston, Texas that is located within the highway known as “Beltway 8”;

(vii)    the Company or the Successor fails to (x) continue in effect any bonus, incentive, profit sharing, performance, savings, retirement or pension policy, plan, program or arrangement (such policies, plans, programs and arrangements collectively being referred to herein as “Basic Benefit Plans”), including, but not limited to, any deferred compensation, supplemental executive retirement or other retirement income, stock option, stock purchase, stock appreciation, or similar policy, plan, program or arrangement of the Company, in which the Executive was a participant immediately before the occurrence of the first Change in Control of the Company, or any substitute plan adopted by the Board of Directors and in which the Executive was a participant immediately before the occurrence of the last Change in Control of the Company, unless an equitable and reasonably comparable arrangement (embodied in a substitute or alternative benefit or plan) shall have been made with respect to such Basic Benefit Plan promptly following the occurrence of the last Change in Control of the Company, or (y) continue the Executive’s participation in any Basic Benefit Plan (or any substitute or alternative plan) on substantially the same basis, both in terms of the amount of benefits provided to the Executive (which are in any event always subject to the terms of any applicable Basic Benefit Plan) and the level of the Executive’s participation relative to other participants, as existed immediately before the occurrence of the first Change in Control of the Company;

(viii)    the Company or the Successor fails to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company’s other Executive benefit plans, policies, programs and arrangements, including, but not limited to, life insurance, medical, dental, health, hospital, accident or disability plans, in which the Executive was a participant immediately before the occurrence of the first Change in Control of the Company;

(ix)    the Company or the Successor takes any action that would directly or indirectly materially reduce any other non-contractual benefits that were provided to the Executive by the Company immediately before the occurrence of the first Change in Control of the Company or deprive the Executive of any material fringe benefit enjoyed by the Executive immediately before the occurrence of the first Change in Control of the Company;

(x)    the Company or the Successor fails to provide the Executive with the number of paid vacation days to which the Executive was entitled in accordance with the Company’s vacation policy in effect immediately before the occurrence of the first Change in Control of the Company;

(xi)    the Company or the Successor fails to continue to provide the Executive with office space, related facilities and support personnel (including, but not limited to, administrative and secretarial assistance) (y) that are both commensurate with Executive’s responsibilities to and position with the Company immediately before the occurrence of the first Change in Control of the Company and not materially dissimilar to the office space, related facilities and support personnel provided to other Executives of the Company having comparable responsibility to the Executive, or (z) that are physically located at the Company’s principal executive offices;

(xii)    the Company or the Successor requires the Executive to perform a majority of his duties outside the Company’s principal executive offices for a period of more than 21 consecutive days or for more than 90 days in any calendar year;

(xiii)    the Company or the Successor fails to honor any provision of any employment agreement Executive has or may in the future have with the Company or fail to honor any provision of this Agreement;

(xiv)    the Company or the Successor gives effective notice of an election to terminate at the end of the term or extended the term of any employment agreement Executive has or may in the future have with the Company or the Successor in accordance with the terms of any such agreement; or

(xv)    the Company or the Successor purports to terminate the Executive’s employment by the Company unless notice of that termination shall have been given to the Executive pursuant to, and that notice shall meet the requirements of, Section 6.

Section 6.    Notice of Termination If a Change in Control of the Company shall have occurred before the expiration of the term of this Agreement, any subsequent termination by the Executive or the Company of the Executive’s employment by the Company, or any determination of the Executive’s Disability, shall be communicated by notice to the other party that shall indicate the specific paragraph of Section 7 pursuant to which the Executive is to receive benefits as a result of the termination. If the notice states that the Executive’s employment by the Company has been automatically terminated as a result of the Executive’s Disability, the notice shall (i) specifically describe the basis for the determination of the Executive’s Disability, and (ii) state the date of the determination of the Executive’s Disability, which date shall be not more than ten (10) days before the date such notice is given. If the notice is from the Company and states that the Executive’s employment by the Company is terminated by the Company as a result of the occurrence of an Event of Termination for Cause, the notice shall specifically describe the action or inaction of the Executive that the Company believes constitutes an Event of Termination for Cause and shall be accompanied by a copy of the resolution satisfying Section 4. If the notice is from the Executive and states that the Executive’s employment by the Company is terminated by the Executive as a result of the occurrence of an Event of Termination for Good Reason, the notice shall specifically describe the action or inaction of the Company that the Executive believes constitutes an Event of Termination for Good Reason. Each notice given pursuant to this Section 6 (other than a notice stating that the Executive’s employment by the Company has been automatically terminated as a result of the Executive’s Disability) shall state a date, which shall be not fewer than thirty (30) days nor more than sixty (60) days after the date such notice is given, on which the termination of the Executive’s employment by the Company is effective. The date so stated in accordance with this Section 6 shall be the “Termination Date”. If a Change in Control of the Company shall have occurred before the expiration of the term of this Agreement, any subsequent purported termination by the Company of the Executive’s employment by the Company, or any subsequent purported determination by the Company of the Executive’s Disability, shall be ineffective unless that termination or determination shall have been communicated by the Company to the Executive by notice that meets the requirements of the foregoing provisions of this Section 6 and the provisions of Section 9.

Section 7.    Benefits Payable on Change in Control and Termination. (a) If (x) a Change in Control of the Company shall have occurred before the expiration of the term of this Agreement, and (y) the Executive’s employment by the Company is terminated (whether by the Executive or the Company or automatically as provided in Section 3) after the occurrence of that Change in Control of the Company, the Executive shall be entitled to the following benefits:

(i)    If the Executive’s employment by the Company is terminated (x) by the Company as a result of the occurrence of an Event of Termination for Cause, or (y) by the Executive before the occurrence of an Event of Termination for Good Reason, then the Company shall pay to the Executive the Base Salary accrued through the Termination Date but not previously paid to the Executive, and the Executive shall be entitled to any other amounts or benefits provided under any plan, policy, practice, program, contract or arrangement of or with the Company, including, but not limited to, the Basic Benefit Plans and the Other Benefit Plans, which shall be governed by the terms thereof (except as explicitly modified by this Agreement).

(ii)    If the Executive’s employment by the Company is automatically terminated as a result of the Executive’s death or the Executive’s Disability, then (x) the Company shall pay to the Executive the Base Salary accrued through the date of the occurrence of that event but not previously paid to the Executive, and (y) the Executive shall be entitled to any other amounts or benefits provided under any plan, policy, practice, program, contract or arrangement of or with the Company, including, but not limited to, the Basic Benefit Plans and the Other Benefit Plans, which shall be governed by the terms thereof (except as explicitly modified by this Agreement).

(iii)    If the Executive’s employment by the Company is terminated (x) by the Company otherwise than as a result of the occurrence of an Event of Termination for Cause, or (y) by the Executive after the occurrence of an Event of Termination for Good Reason, then the Executive shall be entitled to the following:

(1)    the Company shall pay to the Executive the Base Salary and compensation for earned but unused vacation time accrued through the Termination Date but not previously paid to the Executive;

(2)    the Company shall pay to the Executive an amount equal to the product of (A) the greater of (I) the Executive’s target performance bonus for the Fiscal Year in which the Termination Date occurs and (II) the Executive’s performance bonus for the Fiscal Year preceding the Fiscal Year in which the Termination Date occurs (including any deferred portion thereof) (the greater of the amounts described in clauses

(I) and (II) of this Section 7(a)(iii)(2)(A) being referred to herein as the “Highest Bonus”), and (B) a fraction, the numerator of which is the number of days in the current Fiscal Year through the Termination Date and the denominator of which is 365;

(3)    the Company shall pay to the Executive, as a lump sum, an amount (the “Severance Payment”) equal to two and one half (2.5) times the sum of:

(A)    the amount (including any deferred portion thereof) of the Base Salary that would have been paid to the Executive during the Fiscal Year in which the Termination Date occurs based on the assumption that the Executive’s employment by the Company had continued throughout that Fiscal Year at the Base Salary rate in effect in the Fiscal Year in which the Termination Date occurs, or in the immediately preceding Fiscal Year, whichever is higher;

(B)    the amount of the Highest Bonus;

(4)    the Company (at its sole expense) shall take the following actions:

(A)    throughout the Relevant Period, the Company shall maintain in effect, and not materially reduce the benefits provided by, each of the Other Benefit Plans in which the Executive was a participant immediately before the Termination Date; and

(B)    the Company shall arrange for the Executive’s uninterrupted participation throughout the Relevant Period in each of such Other Benefit Plans,

provided that if the Executive’s participation after the Termination Date in any such Other Benefit Plan is not permitted by the terms of that Other Benefit Plan, then throughout the Relevant Period, the Company (at its sole expense) shall provide the Executive with substantially the same benefits that were provided to the Executive by that Other Benefit Plan immediately before the Termination Date; and

(5)    the Executive shall be entitled to any other amounts or benefits provided under any plan, policy, practice, program, contract or arrangement of or with the Company, including, but not limited to, the Basic Benefit Plans and the Other Benefit Plans, which shall be governed by the terms thereof (except as explicitly modified by this Agreement).

(b)    In the event that amounts payable to the Executive under Section 7(a) above exceed the limits set forth in Section 280G of the Code (e.g., an excess parachute payment greater than 2.99 times the Executive’s Base Amount) and thereby trigger payment of an excise tax under Section 4999 of the Code, then either (i) the Executive will receive the net benefits after such excise tax is calculated, or (ii) the benefits due to the Executive will be reduced to the point that they do not exceed the amount that is 2.99 times the Executive’s Base Amount, whichever is greater.

(c)    Each payment required to be made to the Executive pursuant to the foregoing provisions of this Section 7(a) above (i) shall be made by check drawn on an account of the Company at a bank located in the United States of America, and (ii) shall be paid (x) if the Executive’s employment by the Company was terminated as a result of the Executive’s death or the Executive’s Disability, not more than thirty (30) days immediately following the date of the occurrence of that event, and (y) if the Executive’s employment by the Company was terminated for any other reason, on the Termination Payment Date.

(d)    The following shall occur immediately upon the occurrence of a Change in Control of the Company:

(i)    all options to acquire Voting Stock and all stock appreciation rights pertaining to Voting Stock held by the Executive immediately prior to a Change in Control of the Company shall become fully exercisable, regardless of whether or not the vesting conditions set forth in the relevant stock option agreements have been satisfied in full; and

(ii)    all restrictions on any restricted Voting Stock granted to the Executive prior to a Change in Control of the Company shall be removed and the stock shall be freely transferable, regardless of whether the conditions set forth in the relevant restricted stock agreements have been satisfied in full.

Section 8.    Successors. If a Change in Control of the Company shall have occurred before the expiration of the term of this Agreement,

(i)    the Company shall not, directly or indirectly, consolidate with, merge into or sell or otherwise transfer its assets as an entirety or substantially as an entirety to, any person, or permit any person to consolidate with or merge into the Company, unless immediately after such consolidation, merger, sale or transfer, the Successor shall have assumed in writing the Company’s obligations under this Agreement; and

(ii)    not fewer than ten (10) days before the consummation of any consolidation of the Company with, merger by the Company into, or sale or other transfer by the Company of its assets as an entirety or substantially as an entirety to, any person, the Company shall give the Executive notice of that proposed transaction.

Section 9.    Notice. Notices required or permitted to be given by either party pursuant to this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the other party or when deposited with the United States Postal Service as certified or registered mail with postage prepaid and addressed:

(i)    if to the Executive, at the Executive’s address last shown on the Company’s records, and

(ii)    if to the Company, at 1800 West Loop South, Suite 1500, Houston, Texas 77027, directed to the attention of the Chair of the Compensation & Management Development Committee of the Board of Directors.

or, in either case, to such other address as the party to whom or which such notice is to be given shall have specified by notice given to the other party.

Section 10.    Withholding Taxes. The Company may withhold from all payments to be paid to the Executive pursuant to this Agreement all taxes that, by applicable federal or state law, the Company is required to so withhold.

Section 11.    Expenses of Enforcement. If a Change in Control of the Company shall have occurred before the expiration of the term of this Agreement, then, upon demand by the Executive made to the Company, the Company shall reimburse the Executive for the reasonable expenses (including attorneys’ fees and expenses) incurred by the Executive in enforcing or seeking to enforce the payment of any amount or other benefit to which the Executive shall have become entitled pursuant to this Agreement, including those incurred in connection with any arbitration initiated pursuant to Section 19.

Section 12.    Employment by Wholly Owned Entities. If, at or after the Effective Date, the Executive is or becomes an Executive of one or more corporations, partnerships, limited liability companies or other entities that are, directly or indirectly, wholly owned by the Company (“Wholly Owned Entities”), references in this Agreement to the Executive’s employment by the Company shall include the Executive’s employment by any such Wholly Owned Entity.

Section 13.    No Obligation to Mitigate; No Rights of Offset.

(a)    The Executive shall not be required to mitigate the amount of any payment or other benefit required to be paid to the Executive pursuant to this Agreement, whether by seeking other employment or otherwise, nor shall the amount of any such payment or other benefit be reduced on account of any compensation earned by the Executive as a result of employment by another person.

(b)    The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.

Section 14.    Amendment and Waiver. No provision of this Agreement may be amended or waived (whether by act or course of conduct or omission or otherwise) unless that amendment or waiver is by written instrument signed by the parties hereto. No waiver by either party of any breach of this Agreement shall be deemed a waiver of any other or subsequent breach.

Section 15.    Governing Law. The validity, interpretation, construction and enforceability of this Agreement shall be governed by the laws of the State of Texas.

Section 16.    Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

Section 17.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute the same instrument.

Section 18.    Assignment; Binding Effect. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representative. This Agreement shall be binding upon any Successor. The Company may not assign any of its obligations under this Agreement unless (i) such assignment is to a Successor and (ii) the requirements of Section 8 are fulfilled.

Section 19.    Arbitration. Any dispute between the parties arising out of this Agreement, whether as to this Agreement’s construction, interpretation or enforceability or as to any party’s breach or alleged breach of any provision of this Agreement, shall be submitted to arbitration in accordance with the following procedures:

(i)    Either party may demand such arbitration by giving notice of that demand to the other party. The notice shall state (x) the matter in controversy, and (y) the name of the arbitrator selected by the party giving the notice.

(ii)    Not more than 15 days after such notice is given, the other party shall give notice to the party who demanded arbitration of the name of the arbitrator selected by the other party. If the other party shall fail to timely give such notice, the arbitrator that the other party was entitled to select shall be named by the Arbitration Committee of the American Arbitration Association. Not more than 15 days after the second arbitrator is so named, the two arbitrators shall select a third arbitrator. If the two arbitrators shall fail to timely select a third arbitrator, the third arbitrator shall be named by the Arbitration Committee of the American Arbitration Association.

(iii)    The dispute shall be arbitrated at a hearing that shall be concluded within ten days immediately following the date the dispute is submitted to arbitration unless a majority of the arbitrators shall elect to extend the period of arbitration. Any award made by a majority of the arbitrators (x) shall be made within ten days following the conclusion of the arbitration hearing, (y) shall be conclusive and binding on the parties, and (z) may be made the subject of a judgment of any court having jurisdiction.

(iv)    All expenses of the arbitration shall be borne by the Company.

The agreement of the parties contained in the foregoing provisions of this Section 19 shall be a complete defense to any action, suit or other proceeding instituted in any court or before any administrative tribunal with respect to any dispute between the parties arising out of this Agreement.

Section 20.    Interpretation.

(a)    As used in this Agreement, the following terms and phrases have the indicated meanings:

(i)    “Affiliate” and “Affiliates” mean, when used with respect to any entity, individual, or other person, any other entity, individual, or other person which, directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with such entity, individual or person.

(ii)    “Base Amount” means the total amount of all compensatory payments or other benefits required by Section 280G of the Code to be included in the calculation of the Executive’s total severance payment for purposes of calculating any excise tax that would be due under Section 4999 of the Code.

(iii)    “Base Salary” has the meaning assigned to that term in Section 5.

(iv)    “Basic Benefit Plans” has the meaning assigned to that term in Section 5.

(v)    “Benchmark Bonus” has the meaning assigned to that term in Section 5.

(vi)    “Board of Directors” means the Board of Directors of the Company.

(vii)    “Business Combination” has the meaning assigned to that term in Section 2.

(viii)    “Change in Control of the Company” has the meaning assigned to that phrase in Section 2.

(ix)    “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(x)    “Commission” means the United States Securities and Exchange Commission or any successor agency.

(xi)    “Company” has the meaning assigned to that term in the preamble to this Agreement. The term “Company” shall also include any Successor, whether the liability of such Successor under this Agreement is established by contract or occurs by operation of law.

(xii)    “Covered Person” has the meaning assigned to that term in Section 2.

(xiii)    “Effective Date” means the first day of employment with the Company by the Executive in his position as Vice President and Chief Operating Officer.

(xiv)    “Executive” has the meaning assigned to such term in the preamble to this Agreement.

(xv)    “Executive’s Disability” means:

(1)    if no Change in Control of the Company shall have occurred before the date of determination, the physical or mental disability of the Executive determined in accordance with the disability policy of the Company at the time in effect and generally applicable to its salaried Executives; and

(2)    if a Change in Control of the Company shall have occurred at that date, the physical or mental disability of the Executive determined in accordance with the disability policy of the Company in effect immediately before the occurrence of the first Change in Control of the Company and generally applicable to its salaried Executives.

The Executive’s Disability, and the automatic termination of the Executive’s employment by the Company by reason of the Executive’s Disability, shall be deemed to have occurred on the date of determination, provided that if (1) a Change in Control of the Company shall have occurred before the expiration of the term of this Agreement, (2) the Company shall have subsequently given notice pursuant to

Section 6 of the Company’s determination of the Executive’s Disability, and (3) the Executive shall have given notice to the Company that the Executive disagrees with that determination, then (A) whether the Executive’s Disability shall have occurred shall be submitted to arbitration pursuant to Section 19, and (B) if a majority of the arbitrators decide that the Executive’s Disability had not occurred, at the date of determination by the Company, then (I) the Executive’s Disability, and the automatic termination of the Executive’s employment by the Company by reason of the Executive’s Disability, shall be deemed not to have occurred, and (II) on demand by the Executive made to the Company, the Company shall reimburse the Executive for the reasonable expenses (including attorneys’ fees and expenses) incurred by the Executive in obtaining that decision.

(xvi)    “Event of Termination for Good Reason” has the meaning assigned to that phrase in Section 5.

(xvii)    “Event of Termination for Cause” has the meaning assigned to that phrase in Section 4.

(xviii)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(xix)    “Expiration Date” has the meaning assigned to that term in Section 3.

(xx)    “Fiscal Year” means the fiscal year of the Company.

(xxi)    “Other Benefit Plan” means any employee welfare benefit plan (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended) maintained by the Company.

(xxii)    “Outstanding Company Common Stock” has the meaning assigned to that term in Section 2.

(xxiii)    “Outstanding Company Voting Securities” has the meaning assigned to that term in Section 2.

(xxiv)    “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited partnership, limited liability company, trust, unincorporated organization, government, or agency or political subdivision of any government.

(xxv)    “Relevant Period” means a period beginning on the Termination Date and ending on the first to occur of (x) the thirty (30) month anniversary of the Termination Date, or (y) the date on which the Executive becomes employed on a full-time basis by another person.

(xxvi)    “Severance Payment” has the meaning assigned to that term in Section 7.

(xxvii)    “Successor” means a person with or into which the Company shall have been merged or consolidated or to which the Company shall have transferred its assets as an entirety or substantially as an entirety.

(xxviii)    “Termination Date” has the meaning assigned to that term in Section 6.

(xxix)    “Termination Payment Date” means

(1)    if the Board (or its delegate) determines in its sole discretion that as of the Termination Date, other than a termination due to death or Disability, the Executive is a specified employee (as defined in Section 409A(a)(2)(B)(i), and Department of Treasury regulations and other interpretive guidance issued thereunder) as of such date (a “Specified Employee”) and that Section 409A applies with respect to a portion of the payments hereunder, then with respect to such portion, the first business day following the six-month anniversary of the Termination Date (the “Six-Month Delay Period”)or

(2)    if the Board (or its delegate) determines in its sole discretion that as of the Termination Date, other than a termination due to death or Disability, the Executive is not a Specified Employee as of such date or that Section 409A does not apply with respect to a portion of the payments hereunder, then with respect to such portion, not more than ten (10) days immediately following the Termination Date and

(3)    with respect to any amount payable to or on behalf of the Executive under a welfare or benefit plan program of the Company, including but not limited to a Basic Benefit Plan or Other Benefit Plan, then, to the extent such benefits are provided after the period of time during which the Executive would be entitled to (or would, but for this Agreement, be entitled to) COBRA continuation coverage under a group health plan of the Company, the Company shall make any payments due for such coverage during the Relevant Period on the last business day of the calendar month following the month in which such payments become due.

If the Board (or its delegate) determines in its sole discretion that as of the Termination Date, other than a termination due to death or Disability, the Executive is a Specified Employee as of such date and that Section 409A applies with respect to a portion of the payments hereunder, then any such portion payable during the Six-Month Delay Period, shall be transferred to a rabbi trust (which shall be a rabbi trust previously created by the Company that contains other amounts of deferred compensation payable by the Company to the Executive or a rabbi trust created by the Company or its successor, on terms reasonably acceptable to the Executive) as soon as administratively feasible following the occurrence of the event giving rise to the Executive’s right to such payment, except to the extent such transfer would subject the Executive to penalties under the funding restriction provisions of Section 409A, as amended by the Pension Protection Act of 2006, and such amounts (together with earnings thereon determined in accordance with the terms of the trust agreement) shall be transferred from the trust to the Executive upon the earlier of (i) the expiration of the Six-Month Delay Period, or (ii) any other earlier date permitted under Section 409A.

(xxx)    “This Agreement” means this Change in Control Agreement as it may be amended from time to time in accordance with Section 14.

(xxxi)    “Wholly Owned Entities” has the meaning assigned to that term in Section 12.

(b)    In the event of the enactment of any successor provision to any statute or rule cited in this Agreement, references in this Agreement to such statute or rule shall be to such successor provision.

(c)    The headings of Sections of this Agreement shall not control the meaning or interpretation of this Agreement.

(d)    References in this Agreement to any Section are to the corresponding Section of this Agreement unless the context otherwise indicates.

(e)    This Agreement is intended to meet the requirements of Section 409A and shall be administered, construed and interpreted in a manner that is intended to meet those requirements. To the extent that the provision of a benefit or payment under the Agreement is subject to Section 409A, except as the Company and Executive otherwise determine in writing, the provision or payment shall be provided or paid in a manner that will meet the requirements of Section 409A, including regulations or other guidance issued with respect thereto, such that the provisions or payment shall not be subject to the additional tax or interest applicable under Section 409A. Any provision of this Agreement that would cause the provision or payment to fail to satisfy Section 409A shall be amended to comply with Section 409A on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A. In the event additional regulations or other guidance is issued under Section 409A or a court of competent jurisdiction provides additional authority concerning the application of Section 409A with respect to the distributions under the Agreement, then the provisions of the Agreement regarding distributions shall be automatically amended to permit such distributions to be made at the earliest time permitted under such additional regulations, guidance or authority that is practicable and achieves the intent of the Agreement prior to its amendment to comply with Section 409A.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement this 21st day of July, 2017, to be effective as set forth herein.

QUANEX BUILDING
PRODUCTS CORPORATION

By:	/s/ Kevin P. Delaney
Kevin P. Delaney
Senior Vice President – General Counsel and Secretary

EXECUTIVE

/s/ George Wilson
George Wilson